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                                  Exhibit 23.01
                                 THE 3DO COMPANY
                         CONSENT OF INDEPENDENT AUDITORS


       The Board of Directors
       The 3DO Company:

       We consent to incorporation by reference in the registration statements (Nos. 33-71620, 33-80872, 33-84250, 33-84248, 33-96560, 33-96562,
       333-20877, 333-42739 and 333-42737) on Form S-8 and the registration statement (No. 333-11119) on Form S-3 of The 3DO Company of our report dated May 11, 1998 relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, which report appears in the March 31, 1998 annual report on Form 10-K of The 3DO Company.



       Mountain View, California
       June 25, 1998